As filed with the Securities and Exchange Commission on November 14, 2005

Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WISCONSIN GAS LLC

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	39-1391525
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

231 West Michigan Street

P.O. Box 2046

Milwaukee, Wisconsin 53201

(414) 221-2345

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey West, Vice President and Treasurer

Wisconsin Gas LLC

231 West Michigan Street

P.O. Box 2046

Milwaukee, Wisconsin 53201

(414) 221-2345

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John T. W. Mercer Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 (404) 885-3000	Geoffrey E. Liebmann Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ 333-107694

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(1)(2)	(1)	$15,000,000	$1,766(3)

(1)	Not applicable pursuant to the note following the Calculation of Registration Fee Table in Form S-3, which provides that only the maximum aggregate offering price for the class of securities to be registered need be specified.
(2)	Such amount in U.S. dollars or the equivalent thereof in foreign currencies or foreign currency units as shall result in an aggregate initial offering price for all securities not to exceed $15,000,000, exclusive of any accrued interest.
(3)	Calculated pursuant to Rule 457(o) at the statutory rate of $117.70 per million in effect at the time of filing.

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(b) under the Securities Act of 1933.

Incorporation of Certain Information By Reference

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, solely to register an additional $15,000,000 aggregate offering price of Debt Securities of Wisconsin Gas LLC, a Wisconsin limited liability company (the “Company”). The contents of the Registration Statement on Form S-3, Reg. No. 333-107694, filed by the Company (under the name “Wisconsin Gas Company”) with the Securities and Exchange Commission on August 6, 2003, including the exhibits thereto and each of the documents incorporated by reference therein, are incorporated by reference into this Registration Statement. As a matter of information, in July 2004, the Company converted its form of business organization from a Wisconsin corporation to a Wisconsin limited liability company and, accordingly, changed its name from Wisconsin Gas Company to Wisconsin Gas LLC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 14, 2005.

WISCONSIN GAS LLC

/s/ Gale E. Klappa
Gale E. Klappa Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gale E. Klappa Gale E. Klappa	Chairman of the Board, President, Chief Executive Officer and Director - Principal Executive Officer	November 14, 2005

/s/ Allen L. Leverett Allen L. Leverett	Executive Vice President and Chief Financial Officer - Principal Financial Officer	November 14, 2005

/s/ Stephen P. Dickson Stephen P. Dickson	Vice President and Controller - Principal Accounting Officer	November 14, 2005

/s/ John F. Ahearne John F. Ahearne	Director	November 14, 2005

/s/ John F. Bergstrom John F. Bergstrom	Director	November 14, 2005

/s/ Barbara L. Bowles Barbara L. Bowles	Director	November 14, 2005

/s/ Robert A. Cornog Robert A. Cornog	Director	November 14, 2005

/s/ Curt S. Culver Curt S. Culver	Director	November 14, 2005

Signature	Title	Date

/s/ Thomas J. Fischer Thomas J. Fischer	Director	November 14, 2005

/s/ Ulice Payne, Jr. Ulice Payne, Jr.	Director	November 14, 2005

/s/ Frederick P. Stratton, Jr. Frederick P. Stratton, Jr.	Director	November 14, 2005

/s/ George E. Wardeberg George E. Wardeberg	Director	November 14, 2005

WISCONSIN GAS LLC

(Commission File No. 001-07530)

EXHIBIT INDEX

TO

FORM S-3 REGISTRATION STATEMENT

Exhibit Number	Document Description

5.1	Opinion of Sally R. Bentley, as to the legality of the Debt Securities being registered

23.1	Consent of Sally R. Bentley (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP